Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT entered into this 13th day of August, 2010 and is effective as of January 1, 2010 (the “Effective Date”) by and between T3 Motion Inc., a Delaware Corporation (the “Company”), with offices located at 2990 Airway Ave., Ste A, Costa Mesa, CA 92626 and Ki Nam, an individual (the “Executive”).
W I T N E S S E T H:
     WHEREAS, the Company is engaged or plans to engage in a business that includes the design, manufacture, marketing, distribution and sale of electric vehicles, power management systems, and batteries to security, law enforcement, government and consumer sectors (the “Business”); and
     WHEREAS, the Company desires to employ the Executive as Chief Executive Officer, and desires to provide him with compensation and other benefits on the terms and conditions set forth in this Agreement; and
     WHEREAS, the Executive wishes to accept such employment and perform services for the Company on the terms and conditions hereinafter set forth;
     NOW, THEREFORE, it is hereby agreed by and between the parties as follows:
     1. Employment.
          1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the term hereof as its Chief Executive Officer.
          1.2 Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as Chief Executive Officer of the Company and agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith.
     2. Term. Executive’s term of employment under this Agreement (the “Term”) shall commence on the Effective Date and, subject to Section 5, shall continue until December 30, 2011. Thereafter, this Agreement shall automatically renew, annually, upon the terms and conditions set forth herein unless terminated by either party by written notice 60 days prior to the expiration of the then term. The last day of the Executive’s employment under this Agreement is hereinafter referred to as the “Termination Date” or “Date of Termination”.
     3. Compensation.
          3.1 Salary. For the period of one year commencing on January 1, 2010, the Company shall pay Executive a Base Salary at the rate of One Hundred Ninety Thousand Dollars ($190,000.00) per annum, pro-rated with respect to the first and last months of the Term in the event that the Term does not commence or end on the first day of a calendar month.. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company, but no less frequently than semi-monthly. Unless this Agreement is terminated, extended or a new Agreement is negotiated, at the end of 2010, the Base Salary shall remain unchanged.
          3.2 Bonus. As an inducement to the Executive, during the Term of this Agreement and any renewal or extension period thereafter, the Executive shall be entitled to receive, on March 15 of each calendar year, an annual Bonus of up to a number pursuant to the terms of the “Executive Bonus Plan,” which is a weighted formula based upon the approved Budget by the Company’s Board of Directors and/or its Compensation Committee (“Target Bonus”).
If the Board determines that the Company does not have sufficient cash available to make the above described cash obligations, the Board shall have the right to make such payments in stock, but at no time shall the cash payment due under the cash obligation fall below one third of the payment obligation.
          3.3 Compensation Plans and Programs. Executive shall be eligible to participate in any Compensation Plan or Program (401(k) Plan and Stock Option Plan) maintained by the Company in which other Executives or employees of the Company participate, on similar terms.
          3.4 Loans. Under no circumstances may the Executive, directly or indirectly, receive a Loan from the Company, of any kind or fashion, or of any duration, whatsoever.
     4. Employee Benefits.
          4.1 Medical, Dental and Vision Benefit Plans. The Company shall provide to the Executive and his family, during the Term of his employment, or any renewal or extension thereafter, with coverage under all Employee medical, dental and vision benefit programs, plans or practices adopted by the Company and made available to all employees of the Company.
          4.2 Life and Disability Insurance Benefit Plans. The Company shall provide Executive during the Term of his employment, or any renewal or extension thereafter, with coverage under all Employee life insurance and disability insurance plans as may be adopted and in effect by the Company and made available to all employees of the Company.
          4.3 Vacation Benefit. The Executive shall be entitled to four (4) weeks paid vacation in each calendar year (but no more than ten 10 consecutive business days at any given time), which shall be taken at such times as are consistent with Executive’s responsibilities hereunder. The Executive’s vacation schedule shall be submitted and approved by the Company. The Executive shall at no time have accrued more than four (4) weeks vacation.

          4.4 Expenses. The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including expenses for travel, automobile (mileage reimbursement calculated at the Internal Revenue Service’s prevailing rates) and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive on a monthly basis of appropriately itemized and approved (consistent with the Company’s policy and Board determined expenditure caps) accounts of such expenditures.
     5. Termination of Employment.
          The Company may terminate Executive’s employment at any time for any reason.
          5.1 Termination Not for Cause. If Executive’s employment is terminated by the Company other than for Cause (as defined in Section 5.2, below), Executive shall receive a severance payment equal to twelve (12) months’ Base Salary and twelve (12) months’ benefits, and any earned and/or accrued Bonus, as in effect immediately prior to such termination, payable in accordance with the ordinary payroll practices of the Company, but not less frequently than semi-monthly following such termination of employment. The Company’s severance payment obligations under this Section 5 shall immediately cease in the event the Executive breaches Sections 7 or 8 of this Agreement. For purposes of this Agreement, “Change in Control” shall have the meaning set forth in Section 5.3.
          5.2 Termination for Cause; Voluntary Termination by Executive; Death or Disability.
               A) For purposes of this Agreement, “Cause” shall mean any of the following:
                    (i) Willful malfeasance or willful misconduct by Executive in connection with his employment;
                    (ii) Continual refusal by Executive to perform his duties hereunder or any lawful direction of the Board of Directors of the Company within ten (10) days after notice of such refusal to perform such duties or direction was given to the Executive;
                    (iii) Any breach of the provisions of Sections 7 or 8 of this Agreement by Executive or any other material breach of this Agreement by Executive; or
                    (iv) The commission and conviction by Executive of (a) any felony, or (b) a misdemeanor involving moral turpitude, including but not limited to the Executive’s abuse of drugs and alcohol.

               B) For purposes of this Agreement, “Permanent Disability” shall mean a disability that would entitle Executive to receive benefits under the Company’s long-term disability plan as in effect from time to time or which prevents the Executive from performing his duties hereunder for one hundred eighty (180) consecutive days or more.
               C) In the event that Executive’s employment is terminated (i) by the Company for Cause; (ii) by the Executive on a voluntary basis; (iii) as a result of the Executive’s Permanent Disability; or (iv) by the Executive’s death, then Executive or his Estate shall only be entitled to receive Base Salary and Bonuses already earned and accrued through the Termination Date.
In the event of termination by the Executive’s death or Permanent Disability, all such benefits identified herein shall be maintained and in effect for six (6) additional months by the Company. Any and all such unvested benefits (i.e. 401(k), restricted stock or stock options) shall immediately vest. After the termination of Executive’s employment under this Section 5.2 and payment of all amounts due to Executive under the terms of this Agreement, the obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein (other than benefits required to be provided by applicable law or under the terms of any employee benefit of the Company in which the Executive was a participant) to Executive shall thereupon cease and terminate. Termination of the Executive pursuant to this Section 5.2 shall be made by delivery to Executive of a Notice from the Board of Directors of the Company.
     5.3 Change of Control.
If Executive’s employment with the Company is terminated by the Company (other than upon the expiration of the Employment Terms, for Cause, or by reason of Disability, or upon Executive’s death) at any time within ninety (90) days before, or within twelve (12) months after, a Change in Control (as defined below), or if the Executive’s employment with the Company is terminated by the Executive for Good Reason within six (6) months after a Change in Control, or if the Executive’s employment with the Company is terminated by the Executive for any reason, including without Good Reason, during the period commencing six (6) months after a Change in Control and ending twelve (12) months after a Change in Control, then the Company shall pay to the Executive: (i) any accrued, unpaid base salary payable under Section 3.1 as in effect on the Date of Termination, (ii) any unreimbursed business expenses under Section 3.2 and (iii) a severance benefit, in a lump sum cash payment, in an amount equal to: (A) the Executive’s annual rate of base salary, as in effect as of the Date of Termination, plus the Executive’s Target Bonus for the fiscal year of the Company in which the Date of Termination occurs. The severance benefit under paragraph (iii) shall be paid not later than sixty (60) days after the Date of Termination (subject to Section 9), provided that the Executive executes and delivers to the Company, and any revocation period required by law has lapsed and the Executive has not revoked, a general release of claims in a form acceptable to the Company in its sole and absolute discretion, and the Executive is not in material breach of any of the provisions of this Agreement. The Company shall provide

Executive with a general release of claims in a form acceptable to the Company not later than one week following the Date of Termination.
For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:
(i) A material reduction in Executive’s base salary;
(ii) A material reduction in Executive’s authority, duties or responsibilities;
(iii) A material relocation of Executive’s primary place of employment, provided however, that in no instance will such a relocation be deemed material if it is less than fifty (50) miles from the Company’s location at which Executive performs most of his services immediately prior to such relocation; or
(iv) A material breach by the Company of any of its obligations under this Agreement;
provided that Executive notifies the Company in writing of such event within 30 days of its occurrence and further provides the Company thirty (30) days to remedy the situation before terminating his employment no more than ninety (90) days after such occurrence.
     (a) Accelerated Vesting of Options and Restricted Stock. In the event the Executive is entitled to the severance benefits pursuant to Section 5.3, each stock option exercisable for shares of Company Common Stock granted under the Company’s stock incentive plan that is held by the Executive, if then outstanding, shall become immediately vested and exercisable with respect to all of the shares of Company Common Stock subject thereto on the Date of Termination and shall be exercisable in accordance with the provisions of the Company’s stock incentive plan and option agreement pursuant to which such option was granted. In addition, in the event the Executive is entitled to severance benefits, a restricted stock award and restricted shares of the Company Common Stock granted under the Company’s stock incentive plan that is held by the Executive that is subject to a forfeiture, reacquisition or repurchase option held by the Company shall become fully vested, nonforfeitable and no longer subject to reacquisition or repurchase by the Company or other restrictions on the Date of Termination.
     (b) “Change in Control” means the occurrence of any of the following events occurring after the Effective Date:
     (c) a Person directly or indirectly becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934) of more than thirty-three percent (33%) of the total voting power of the total outstanding voting securities of the Company on a fully diluted basis, excluding from such calculation the voting securities beneficially owned by such Person as of the Effective Date;
     (d) a Person directly or indirectly acquires all or substantially all of the assets and business of the Company;

     (e) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) the acquisition of assets or stock of another entity, in each case, other than a transaction which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the entity or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least thirty five percent (35%) of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction.
     6. No Conflicts of Interest.
          The Executive shall not, directly or indirectly, engage or become interested in any other business, whether or not such business is competitive with the business of the Company, during the period of the Executive’s employment hereunder, or any renewals or extensions thereof.
     7. Nondisclosure of Confidential Information.
          The Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other Person, any Confidential Information pertaining to the business or affairs of the Company, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such information.
For purposes of this Section 7, “Confidential Information” shall mean non-public information concerning financial data, strategic business plans, sales or marketing plans, or other proprietary marketing data, proprietary information, contracts or agreements with customers, vendors or consultants, and all other non-public, proprietary and confidential information of the Company that in any case is not otherwise available to the public (other than by the Executive’s breach of the terms hereof).
     8. Restrictive Covenants.
          8.1 Non-Solicitation.
               A) In consideration of the Executive’s employment with the Company, his participation in any stock, bonus or other incentive compensation plans of the Company, which the Executive acknowledges is of direct benefit to herself, the Executive hereby covenants that, during the period commencing on the date hereof and ending on the two (2) year anniversary of the Termination Date (the “Restricted Period”),

the Executive and his Affiliates (as defined herein) shall not directly or indirectly, through any other Person, (i) employ, solicit or induce any individual who is, or was at any time during the one (1) year period prior to the Termination Date, an employee or consultant of the Company, (ii) cause such individual to terminate or refrain from renewing or extending his employment by or consulting relationship with the Company, or (iii) cause such individual to become employed by or enter into a consulting relationship with the Company and its Affiliates or any other individual, Person or entity.
               B) In consideration of the Executive’s employment with the Company, his participation in any stock, bonus or other incentive compensation plans of the Company, which the Executive acknowledges is of direct benefit to herself, the Executive hereby covenants that, during the Restricted Period, the Executive and his Affiliates shall not directly or indirectly through any other Person, solicit, persuade or induce any Customer to terminate, reduce or refrain from renewing or extending its contractual or other relationship with the Company in regard to the purchase of products or services, performed, manufactured, marketed or sold by the Company or any other Person in regard to the purchase of products or services similar or identical to those performed, manufactured, marketed or sold, by the Company. For purposes hereof, “Customer” means any individual, Person or entity which is a customer of the Company or which was a customer of the Company within one (1) year prior to the Termination Date.
               C) In consideration of the Executive’s employment with the Company, his participation in any stock, bonus or other incentive compensation plans of the Company, which the Executive acknowledges is of direct benefit to herself, the Executive hereby covenants that, during the Restricted Period, the Executive and his Affiliates shall not directly or indirectly through any other Person, solicit, persuade or induce any Supplier to terminate, reduce or refrain from renewing or extending his, her or its contractual or other relationship with the Company, directly or indirectly in regard to the sale of products or services similar or identical to those performed, manufactured, marketed, sold or purchased by the Company. For purposes hereof, “Supplier” shall mean any individual, Person or entity which is a supplier of any product or service to the Company or which was a supplier to the Company within one (1) year prior to the Termination Date.
          8.2 Non-Compete. In consideration for the Executive’s employment with the Company, his participation in any stock, bonus or other incentive compensation plans of the Company, which the Executive acknowledges is of direct benefit to herself the receipt and sufficiency of which is hereby acknowledged, the Executive hereby covenants that, during the term of his Employment, the Executive shall not directly or indirectly, in his, own capacity or through one or more Affiliates, whether as owner, consultant, executive, partner, member, manager, officer, director, venturer, agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise, engage or assist others to engage in the Business in the Territory; provided, that the Executive may own up to three (3%) percent of the outstanding shares of a company engaged in such Business if such shares are listed on national securities exchange.

          8.3 Non-Disparagement. The Executive agrees that neither the Executive nor any of his Affiliates shall (i) in any way publicly disparage the Company, its equity holders, officers, directors, employees, agents or Affiliates, (ii) cause embarrassment or public humiliation to such Persons, or (iii) make any public statement that is adverse, inimical or otherwise detrimental to the interests of any such Persons or the Business at any time, including without limitation, during periods after the termination of this Agreement.
          8.4 Certain Definitions. The following terms shall have the following meanings when used in this Agreement:
               A) “Affiliate” means, as to any Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. With respect to any natural Person, the term Affiliate shall also include any member of said Person’s immediate family, any family limited partnership or similar entity for said Person and any trust, voting or otherwise, of which said Person is a trustee or of which said Person or any of said Person’s immediate family is a beneficiary. With respect to any trust, the term Affiliate shall also include any beneficiary or trustee of such trust. For purposes of the foregoing, the term “control” and variations thereof means the possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
               B) “Territory” means Global.
     9. Specific Performance
     Since the Company will be irreparably damaged if the provisions of Sections 6, 7 and 8 hereof are not specifically enforced, the Company shall be entitled to an injunction restraining any violation of this Agreement by the Executive (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy which the Company may have.
     10. Tax Matters.
          10.1 All payments of “nonqualified deferred compensation” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder (“Section 409A”)) by the Company to the Executive are intended to comply with the requirements of Section 409A, and shall be interpreted consistent therewith. Neither the Company nor the Executive, individually or in combination, may accelerate any such deferred payment, except in compliance with Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder to not be in compliance with the requirements of Section 409A. However, the terms set forth in this Agreement may be reformed to the extent necessary to comply with Section 409A, while preserving to the extent practicable the intended treatment of the original Agreement.
          10.2 In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive by the Company (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be reduced as to such lesser extent as would result in no portion of such benefits and payments being subject to the Excise Tax.
          10.3 Unless the Company and Executive otherwise agree in writing, any determination required under this Section 10 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10.
     11. Notices.
     All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

T3 Motion Inc.
2990 Airway Ave, St A
Costa Mesa, CA 92626

To the Executive:

Ki Nam
78 Linda Isle Dr
Newport Beach CA 92660
Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

     12. Waiver.
     The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not operate or be construed as a Waiver of the right to insist upon strict adherence to that term or any other term of this Agreement or any other occasion. Any Waiver must be in writing with proper notice given as per Section 10, above.
     13. Separability.
     If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.
     14. Assignment.
     This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) of all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.
     15. Amendment.
     This Agreement may only be changed, modified or amended by written agreement of the parties hereto. Any alleged oral modifications or amendments shall be deemed null and void.
     16. Beneficiaries; References.
     The Executive shall be entitled to select (and change to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.
     17. Survival.
     Notwithstanding the termination of the Executive’s employment hereunder, the provisions hereof shall, unless the context otherwise requires, survive such termination.

     18. Complete Agreement.
     This Agreement contains the entire understanding between the parties and is intended to be the complete and exclusive statement of the terms and conditions of the agreement between the parties and supersedes in all respects any prior agreement or understanding between the Company and the Executive as to employment matters.
     19. Withholding.
     The Company shall be entitled to withhold from payment to the Executive, any amount of withholding required by law.
     20. Governing Law.
     This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of California, without reference to rules relating to conflicts of law.
     21. Counterparts.
          This Agreement may be executed in two or more counterparts, each of which will be deemed an original.
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     IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be duly executed as of the date first above written.

T3 Motion Inc	EXECUTIVE

By: Kelly Anderson, Chief Financial Officer	Ki Nam